Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Vishay Intertechnology, Inc. 2007 Stock Option Program of our reports dated February 27, 2007, with respect to the consolidated financial statements of Vishay Intertechnology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Vishay Intertechnology, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Vishay Intertechnology, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 10, 2007